Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact: Michael N. Kilpatric

610-727-7118

mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REVISES FISCAL 2004 EARNINGS PER SHARE

EXPECTATIONS DUE TO CONTRACT LOSS

VALLEY FORGE, PA, December 31, 2003 — AmerisourceBergen Corporation (NYSE: ABC) today announced that it expects fiscal 2004 diluted earnings per share excluding special items to be in the range of $4.10 per share to $4.20 per share, an approximately 5 percent increase over fiscal 2003. The new guidance for the year reflects the Company’s loss of the Department of Veterans Affairs (VA) prime pharmaceutical vendor contract. AmerisourceBergen’s current contract with the VA, which is worth about $3 billion in revenue annually, will end on March 31, 2004.

R. David Yost, AmerisourceBergen Chief Executive Officer, said, “Although we are disappointed we did not win this contract, we will quickly move to remove costs associated with the VA contract, and will remain disciplined in the marketplace.”

About AmerisourceBergen

AmerisourceBergen (NYSE: ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital market, physician’s offices, alternate care and mail order facilities, and independent and chain pharmacies. The Company is also a leader in the long term care pharmacy marketplace, the workers’ compensation fulfillment business and contract packaging for manufacturers. With more than $45 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list and was ranked #6 in the 2003 Business Week 50, a list of the 50 best performing companies in the S & P 500. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes;

changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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